EXHIBIT 11


                            IPI, INC. AND SUBSIDIARY

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (In Thousands, Except Per Share Amounts)

                                                                     Year Ended November 30,
                                                                     -----------------------
                                                                    1999      1998      1997
                                                                   ------    ------    ------
Net Income                                                         $1,782    $2,032    $1,719

Weighted average number of issued shares outstanding                4,734     4,734     4,734

Shares used in computation of basic earnings per common
    stock                                                           4,734     4,734     4,734
                                                                   ======    ======    ======

Dilutive effect of outstanding stock options and stock warrants
    after application of treasury stock method                          0        11         0

Common and common equivalent shares outstanding-diluted             4,745     4,745     4,734
                                                                   ======    ======    ======

Basic and diluted earnings per common share                        $  .38    $  .43    $  .36
                                                                   ======    ======    ======


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